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     FORM 4                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB APPROVAL
----------------                                     Washington, D.C. 20549                             ----------------------------
                                                                                                        OMB Number:        3235-0287
/  /  Check this box if no                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Expires:  September 30, 1998
      longer subject to                                                                                 Estimated Average burden
      Section 16, Form 4 or                                                                             hours per response.......0.5
      Form 5 obligations                                                                                ----------------------------
      may continue.
      See Instruction 1 (b)

      (Print or Type Responses)

                                         Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
                                       Utility Holding Company Act of 1935 or Section 30 (f)
                      of the Investment Company Act of 1940
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1. Name and Address of Resorting          2. Issuer Name and Ticker Trading Symbol          3. Relationship of Reporting Person(s)
   Person*                                                                                     to Issuer
                                                                                               (Check all applicable)
   Renaissance Capital Growth                Integrated Security Systems, Inc. (IZZI)           ___ Director      _X_ 10% Owner
   & Income Trust PLC                                                                           ___ Officer       ___ Other (Specify
                                                                                                    (give             below)
                                                                                                    title
                                                                                                    below
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(Last)   (First)   (Middle)               3. IRS or Social      4. Statement for
                                             Security Number       Month/Year
                                             of Reporting
                                             Person
                                             (Voluntary)            May 2001
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8080 N. Central Expressway
Suite 210 LB-59
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       (Street)                                                 5.  If Amendment            7. Individual or Joint/Group
                                                                    Date of Original           Filing (check applicable line)
                                             75-2533518             (Month/Year)
Dallas     TX     75206-1857                                                                   _X_  Form filed by One Reporting
                                                                                                    Person
                                                                                     ____ Form filed by More than One
                                                                                                    Reporting Person
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(City)     (State)     (Zip)

                         Table I -- Non - Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Type of Security       2. Trans-    3. Trans-       4. Securities Acquired      5. Amount of        6. Owner-       7. Nature of
   (Instr. 3)                action       action          (A) or Disposed of (D)      Securities          ship            Indirect
                             Date         Code            (Instr. 3, 4 and 5)         Beneficially        Form:           Beneficial
                             (Month/      (Instr. 8)                                  Owned at            Direct          Owner-
                             Date/                                                    End of Month        (D) or          Ship
                             Year)                                                    (Instr. 3           Indirect (I)    (Instr. 4)
                                                                                      and 4)              (Instr.4)
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                                       (A)
                                       Code      V      Amount     or       Price
                                       (D)
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Common Stock                                                                          393,258             D
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REMARKS: Renaissance Capital Growth & Income Trust PLC is the beneficial owner of more than 10% of Company's common stock on a fully converted basis. The Investment Advisor is Renaissance Capital Group, Inc., which is also Investment Adviser for Renaissance
Capital Growth and Income Fund III, Inc. Renaissance Capital Growth and Income Fund III, Inc. also owns securities of Integrated
Security Systems, Inc.
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Reminder: Report on a separate line each class of securities beneficially owned directly or indirectly. (Over)
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* If the form is filed by more than one reporting person, see Instruction 5(b)(v). SEC 1474 (7-96)
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FORM                                4 (continued) Table II --- Derivative
                                    Securities Acquired, Disposed of, or
                                    Beneficially Owned (e.g..puts, calls,
                                    warrants, options, convertible securities)
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1. Title of Deriva-     2. Conver-      3. Trans-     4. Trans-     5. Number of      6. Date Exer-    7. Title and      8. Price of
   tive Security           sion or         action        action        Derivative        cisable          Amount of         Deriv-
   (Instr. 3)              Exercise        Date          Code          Securities        and              Underlying        ative
                           Price of                      (Instr.       Acquired          Expiration       Securities        Secur-
                           Deri-           Month/        8)            (A) or            Date             (Instr. 3         ity
                           vative          Date/                       Disposed          (Month/Day/      and 4)            (Instr.
                           Security        Year)                       of (D)            Year)                              5)
                                                                       (Instr. 3,
                                                                       4 and 5)
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                                                                                        Date     Expira-          Amount
                                                                                        Exer-    tion     Title   or Number
                                                                                        cisable  Date             of Shares
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                                                      Code     V       (A)      (D)
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$2,084,101 9% Convertible                            (J)(1)                   3,796,177                                      $0.549
Debenture
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Warrants                                                                                                                      $1.75
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Warrants                                                                                                                      $0.80
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Warrants                                                                                                                      $0.80
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$225,000 9% Promissory Note                          (J)(1)                     409,836                                       $0.549
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Warrants                                                                                                                      $0.549
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$150,000 Series D Preferred                                                                                                   $0.80
Stock
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Warrants                                                                                                                      $1.00
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$100,000 8% Promissory Note                           (J)(2)                    500,000                                       $0.20
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$100,000 8% Promissory Note                           (J)(2)                    500,000                                       $0.20
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$100,000 8% Promissory Note                           (J)(2)                    500,000                                       $0.20
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$75,000 8% Promissory Note                            (J)(2)                    375,000                                       $0.20
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$125,000 8% Promissory Note                           (J)(2)                    625,000                                       $0.20
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$150,000 8% Promissory Note                           (J)(1)                    750,000                                       $0.20
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Series F Cumulative
Preferred Stock               $0.20        05/17/01   (J)(2)        2,589,945                               Common  2,589,945 $0.20
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Series G Cumulative
Preferred Stock               $0.20        05/17/01   (J)(1)       16,379,126                               Common 16,379,126 $0.20
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Series G Cumulative
Preferred Stock               $0.20        05/24/01     P             750,000                               Common    750,000 $0.20
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9. Number of   10. Ownership     11. Nature of
   derivative      Form of           Indirect
   Securities      Derivative        Beneficial
   Beneficilly     Security:         Ownership
   Owned           Direct (D)        (Instr.4)
   at End of       or Indirect
   Month           (I) (Instr.4)
   (Instr.4)
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            0
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       12,500       D
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      125,000       D
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      181,818       D
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            0
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      364,299       D
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      187,500       D
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      125,000       D
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            0
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            0
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            0
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            0
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            0
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            0
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    2,589,945       D
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   16,379,126       D
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      750,000       D
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Explanation of Responses: Renaissance US Growth and Income Trust PLC is the
beneficial owner of more than 10% of the Company's common stock on a fully converted basis. (J)(1) On May 17, 2001, the Filer exchanged the referenced debenture and promissory notes for 131,033 of the Company's Series G Cumulative
Preferred Stock with a conversion price of $0.20. (J)(2) On May 17, 2001, the
Filer exchanged these referenced promissory notes for 20,720 shares of the
Company's Series F Cumulative Preferred Stock with a conversion price of $0.20 per share. The Investment Manager is Renaissance Capital Group, Inc., which is also Investment Advisor for Renaissance Capital Growth & Income Fund III, Inc.
Renaissance Capital Growth & Income Fund III, Inc., also owns securities of
Integrated Security Systems, Inc.
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                                                         Russell Cleveland, President &
                                                      CEO, Renaissance Capital Growth & Income Fund III, Inc.
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                                                                                                                 June 7, 2001
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** Intentional misstatements or omissions of facts      **Signature of Reporting
constitute Federal Criminal Violations.                   Person                                                   Date
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)
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Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient,
      See Instruction 6 for procedure.                                                                      Page 2
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Potential persons who are to respond to the collection of information contained                                      SEC 1474 (7-96)
in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                                            1997(C)       ProFormWare  561-447-6684
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